Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-234337 on Form S-4 (the “Registration Statement”) of our reports dated February 26, 2019 relating to the consolidated financial statements of Mylan N.V. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2018, as amended. We also consent to the reference to us under the heading “Experts” in the proxy statement/prospectus, which is part of this Amendment No. 2 to the Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Pittsburgh, PA

January 17, 2020